Exhibit 4.1

EXECUTION VERSION

FINANCIAL ENGINES, INC.

STOCKHOLDERS AGREEMENT

Dated as of November 5, 2015

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ARTICLE V

MISCELLANEOUS

5.1	Term	19
5.2	Representations and Warranties of the Investors	19
5.3	Legends; Securities Act Compliance	20
5.4	No Inconsistent Agreements	21
5.5	Investor Actions	21
5.6	Amendments and Waivers	21
5.7	Successors and Assigns	21
5.8	Severability	21
5.9	Counterparts	21
5.10	Entire Agreement	22
5.11	Governing Law; Jurisdiction	22
5.12	WAIVER OF JURY TRIAL	22
5.13	Specific Performance	22
5.14	No Third-Party Beneficiaries	22
5.15	Notices	23

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of November 5, 2015 (as it may be amended from time to time, this “Agreement”), is made by and among (i) Financial Engines, Inc., a Delaware corporation (the “Company”), (ii) WP X Finance, L.P. , a Delaware limited partnership, and Warburg Pincus X Partners, L.P., a Delaware limited partnership (collectively and together with their Affiliates, the “Warburg Investor”) and (iii) TMFS Holdings, Inc., a Nevada corporation (“Management Blocker”), and Christopher R. Braudis (each of the parties listed in clauses (ii) and (iii), an “Investor” and collectively, the “Investors”).

W I T N E S S E T H:

WHEREAS, Kansas City 727 Acquisition Corporation, a Delaware corporation (“KC Blocker”), Management Blocker (together with KC Blocker, the “Blocker Entities”), Kansas City 727 Acquisition LLC, a Delaware limited liability company (“TMFS”) and the Company have entered into that certain Agreement and Plan of Mergers dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date, KC Blocker, Management Blocker and TMFS will become wholly owned subsidiaries of the Company in connection with the consummation of the mergers (the “Mergers”) contemplated by the Merger Agreement;

WHEREAS, on the Closing Date, the Investors will receive cash and shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) in accordance with the terms of the Merger Agreement; and

WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Investors’ ownership of the Shares and certain rights and obligations related thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE MATTERS

1.1 Board Representation. At the Second Effective Time, the Company will cause the Board Representative to be appointed to the Board of Directors of the Company (the “Board”), and thereafter, for so long as the Warburg Investor Beneficially Owns at least an amount of Company Common Stock (the “Qualifying Ownership Interest”) equal to the lesser of (a) 5% of all of the outstanding shares of Company Common Stock and (b) 50% of the number of Shares received by the Warburg Investor in the Mergers, will (i) at each annual or special meeting of the Company’s stockholders at which the class of directors to which the Board Representative has been appointed is to be elected to the Board, include the Board Representative in the slate of nominees recommended by the Board to the Company’s stockholders for election as directors, (ii) use its reasonable best efforts to solicit proxies in order to obtain stockholder approval of the election of the Board Representative, including causing officers of the Company who hold proxies (unless otherwise directed by the Company stockholder submitting such proxy) to vote such proxies in favor of the election of such Board Representative, and (iii) use substantially the same efforts to cause the Board Representative to be elected to the Board as it uses to cause other nominees of the Board to be elected, including recommending that the Company’s stockholders vote in favor of the Board Representative in any proxy statement used by the Company to solicit the vote of its stockholders in connection with each annual or special meeting of the Company’s stockholders at which directors are to be elected to the Board. On the date that the Warburg Investor no longer Beneficially Owns a Qualifying Ownership Interest, the Warburg Investor will have no further rights under this Section 1.1 and Section 1.2 and, in each case at the written request of the Board, shall immediately cause its Board Representative to resign from the Board.

1.2 Replacement of Board Representative. Subject to Section 1.1 and 1.4, upon the death, resignation, retirement, disqualification or removal from office as a member of the Board of the Board Representative, the Warburg Investor shall have the right to designate the replacement. The Board shall use reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such replacement designated by the Warburg Investor as promptly as practicable.

1.3 Compensation; Indemnification. The Board Representative shall be entitled to the same compensation, expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which the Board Representative is a member, if any, in each case to the same extent as the other members of the Board. The Company will maintain directors and officers liability insurance policies for all directors in such amounts and on such terms as approved by the Board from time to time. To the extent that the Board Representative is entitled to be indemnified by the Company (in his capacity as Board Representative) or any insurer (the “Primary Insurer”) under this Section 1.3, by any other person pursuant to rights to which the Board Representative may be entitled by contract or as a matter of law or equity (a “Secondary Indemnitor”) and/or by any insurer under any other policy applicable to the Board Representative (a “Secondary Insurer”), (a) the obligations of the Company under this Section 1.3 shall be primary and the obligations of any such Secondary Indemnitor shall be secondary, and the Company shall not be entitled to contribution or indemnification from or subrogation against any such Secondary Indemnitor with respect to any of its obligations under this Section 1.3, and (b) the Company shall use commercially reasonable efforts to cause the obligations of the Primary Insurer under this Section 1.3 to be primary and the obligations of the Secondary Insurer to be secondary and use commercially reasonable efforts to cause the Primary Insurer to not be entitled to contribution or indemnification from or subrogation against any such Secondary Insurer with respect to any of its obligations under this Section 1.3. Notwithstanding the foregoing, the parties agree and acknowledge that under no circumstances will the Company be required to initiate any Action or incur any fees or expenses (other than diminis out of pocket fees and expenses) or take any action that could reasonably be expected to result in an increase in insurance premium, change in coverage or scope of insurance or the loss or denial of coverage.

1.4 Selection of Board Representative. For purposes of this Agreement, “Board Representative” means the person designated by the Warburg Investor to be elected or appointed to the Board, or his or her replacement designated in accordance with Section 1.2, which person must be determined to be qualified for service on the Board by the Company’s Nominating and Corporate Governance Committee (the “Governance Committee”), applying in good faith substantially similar standards of qualification to those it applies to other nominees for election to the Board. Without limitation to the foregoing, if the Governance Committee determines in good faith that a person designated by the Warburg Investor is not so qualified, it will notify the Warburg Investor in writing explaining the reasons therefor in reasonable detail and the Warburg Investor may designate one or more alternative persons to be elected or appointed to the Board until the Governance Committee accepts such person as Board Representative. The parties hereby agree that the initial Board Representative shall be Michael E. Martin, who is deemed qualified for service on the Board.

1.5 Notice; Information. So long as the Board Representative is a director, the Company shall notify, at the same time and in the same manner as such notification is delivered to the other members of the Board, (i) the Board Representative of all regular meetings and special meetings of the Board and (ii) the Board Representative of all regular and special meetings of any committee of the Board of which the Board Representative is a member. The Company and the Board shall provide the Board Representative with copies of all notices, minutes, consents and other material that it provides to all other members of the Board concurrently as such materials are provided to the other members.

1.6 Venture Capital Qualifying Investment. The Company hereby agrees that, subject to applicable Law and subject to VCOC Investor entering into a confidentiality agreement reasonably acceptable Purchaser, and at all times when the Warburg Investor holds a Qualifying Ownership Interest, it shall (i) provide the VCOC Investor reasonable access to the books and records of the Company and (ii) permit the VCOC Investor reasonable access to discuss the affairs, finances and accounts of the Company, and to make proposals and furnish advice with respect thereto, with the principal officers of the Company from time to time. The provisions of this Section 1.6 shall terminate on the earlier of (i) the date on which the Warburg Investor no longer holds a Qualifying Ownership Interest, and (ii) the date on which, in the VCOC Investor’s good faith judgment, the provisions of this Section 1.6 are no longer required in order for the ownership of the shares of Company Common Stock to qualify as a venture capital investment within the meaning of Department of Labor “plan asset” regulations. The Warburg Investor agrees to notify the Company promptly if, in the VCOC Investor’s good faith judgment, the provisions set forth in this Section 1.6 are no longer required in order for the ownership of the shares of Company Common Stock to qualify as a venture capital investment within the meaning of Department of Labor “plan asset” regulations (a “VCOC”).

ARTICLE II

RESTRICTED ACTIVITIES; VOTING

2.1 Transfer Restrictions.

(a) From and after the Closing Date, no Investor shall Transfer any Company Common Stock to any Person or Group who, to the Investor’s Knowledge, after giving effect to such Transfer, would Beneficially Own 5% or more of the outstanding shares of Company Common Stock; provided that the restriction shall not apply to Transfers effected through a broadly distributed Underwritten Offering pursuant to an exercise of the registration rights provided for in this Agreement or to a Transfer to any party or parties not affiliated with the Investor who are acquiring majority control of the Company in a merger, tender offer or other transaction approved or recommended by the Board. For the purposes of determining Investor’s “Knowledge”, (x) in no event shall (i) the knowledge of Investor’s broker be imputed to Investor or (ii) Investor have any obligation to make any inquiry or investigation as to the identity of the purchaser of any such Transfer and (y) if Investor has actual knowledge of the identity of the purchaser, Investor shall only be required to search the SEC’s Edgar system to establish whether or not such purchaser Beneficially Owns 5% or more of the outstanding shares of Company Common Stock.

(b) The foregoing restrictions on Transfer may be waived by the Company in writing; provided that any such waiver shall be made on a pro rata basis across all Investors based on the number of Shares held by each such Investor. The provisions of this Section 2.1 shall terminate with respect to any Investor on the first date when such Investor Beneficially Own less than 5% of all of the outstanding shares of Company Common Stock; provided, however, that the provisions of this Section 2.1 shall not apply to Management Blocker or its successors or assigns.

(c) Any Transfer or attempted Transfer of Company Common Stock in violation of this Section 2.1 shall, to the fullest extent permitted by applicable law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

2.2 Restricted Activities.

(a) The Warburg Investor shall not and shall cause its Affiliates not to, directly or indirectly, without the Company’s prior written consent:

(i) make any statement or proposal to the Board, any of the Company’s Representatives or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (1) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (2) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, or (3) subject to sub-clause (iv) below, any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets;

(ii) form, join or in any way participate in any Group with any Person with respect to any Voting Securities other than forming, joining or in any way participating in a Group solely between or among the Warburg Investor and its Affiliates;

(iii) otherwise act with any Person, including by providing financing for another party, to seek to control or influence the management, the Board or the policies of the Company;

(iv) acquire, agree or propose to acquire of the Voting Securities, including any securities of the Company convertible, exchangeable or exercisable into Voting Securities, other than as a result of any stock split or stock dividend of Voting Securities, except that the Warburg Investor may acquire and Beneficially Own up to 19.9% of the Voting Securities (including any securities of the Company convertible, exchangeable or exercisable into Voting Securities);

(v) publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

(vi) knowingly instigate, facilitate, encourage or assist any third party to do any of the foregoing;

provided that this Section 2.2 shall in no way limit (x) the activities of any director of the Company, so long as such activities are undertaken solely as a director of the Company and in good faith compliance with such director’s fiduciary duties as a director of the Company, or (y) any non-public communications by and between the Warburg Investor and its Affiliates; provided further that (other than as as may be a violation of clauses (i) and (ii) above) the right or ability of the Warburg Investor to exercise its rights under this Agreement or the exercise by the Warburg Investor of its right to vote shall not, in either case, in and of itself, be deemed a breach of this Section 2.2.

(b) The Warburg Investor further agrees, it shall not and shall cause its Affiliates not to, without the prior written consent of the Company, publicly request the Company to amend or waive any provision of this Section 2.2 (including this sentence) or do so in a manner that would require the Company to publicly disclose such request.

(c) The provisions in this Section 2.2 shall terminate on the first date following the 90th day after the Warburg Investor Beneficially Owns less than 5% of all of the outstanding shares of Company Common Stock.

ARTICLE III

REGISTRATION RIGHTS

3.1 Registration.

(a) Subject to the terms and conditions of this Agreement and the Company’s receipt of information from Investors that is required by applicable law to be included in such Shelf Registration Statement regarding such Investors, within two Business

Days after the Closing Date, the Company shall prepare and file with the SEC a Shelf Registration Statement covering all Registrable Securities (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities) and use reasonable best efforts to cause such Shelf Registration Statement to be declared effective as promptly as practicable (and in any event within 60 days following the Closing Date). The Company shall use reasonable best efforts to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by promptly refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). If the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement.

(b) Any registration pursuant to this Section 3.1 shall be effected by means of a shelf Registration Statement under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If an Investor or any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 3.3; provided that the Company shall not be required to facilitate an underwritten offering of Registrable Securities unless the expected gross proceeds from such offering exceed $35,000,000. The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed; provided that such selections are reasonably acceptable to the Company.

(c) The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement) or an underwritten offering pursuant to this Section 3.1: (i) with respect to securities that are not Registrable Securities; (ii) during any Scheduled Black-out Period; or (iii) if the Company has notified the Investors and all other Holders that in the good faith judgment of the Board, it would be materially detrimental to the Company or its security holders for such registration or underwritten offering to be effected at such time, in which event the Company shall have the right to defer such registration or underwritten offering for a period of not more than 30 Business Days after receipt of the request of an Investor or any other Holder; provided that such right to delay a registration or underwritten offering shall be exercised by the Company (A) only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights and (B) not more than three times in any 12-month period and not more than 75 Business Days in the aggregate in any 12-month period.

(d) If, during a period when the Shelf Registration Statement is not effective or available, the Company proposes to file a Registration Statement with respect to an offering of its equity securities, other than a registration pursuant to Section 3.1(a) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Investors and all other Holders of its intention to effect such a registration (but in no event less than ten Business Days prior to the anticipated filing date) and (subject to clause (f) below) will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five Business Days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the pricing date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 3.1(d) prior to the effectiveness of such registration, whether or not the Investors or any other Holders have elected to include Registrable Securities in such registration. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its subsidiaries or in connection with dividend reinvestment plans.

(e) If the registration referred to in Section 3.1(d) is proposed to be underwritten, the Company will so advise each Investor and all other Holders as a part of the written notice given pursuant to Section 3.1(d). In such event, the right of any Investor and all other Holders to registration pursuant to this Section 3.1 will be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Any Holder so participating shall not be required to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s authority to sell the Registrable Securities, such Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities, enforceability of the applicable underwriting agreement as against such Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities by such Holder and any other representations required to be made by such Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Holder in connection with such underwriting agreement shall not exceed such Holder’s net proceeds from such underwritten offering (i.e., less underwriting discounts and commissions). If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company and the managing underwriter prior to the effective date of such registration.

(f) If (x) the Company grants “piggyback” registration rights to one or more third parties to include their securities in an underwritten offering under the Shelf Registration Statement pursuant to Section 3.1(b) or (y) a Piggyback Registration under Section 3.1(d) relates to an underwritten primary offering on behalf of the Company, and in either case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, in the case of a Piggyback Registration under Section 3.1(d), the securities the Company proposes to sell, (ii) second, Registrable Securities of the Investors and all other Holders who have requested registration of Registrable Securities pursuant to Sections 3.1(b) or 3.1(d), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

3.2 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

3.3 Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) if it becomes eligible for such status in the future (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(a) Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective Registration Statement, subject to this Section 3.3, keep such Registration Statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities.

(b) Prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(c) Furnish to the Holders and any underwriters such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(d) Use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) Notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(f) Give written notice to the Holders:

(i) when any Registration Statement filed pursuant to Section 3.1 or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Company Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v) of the happening of any event that requires the Company to make changes in any effective Registration Statement or the prospectus related to the Registration Statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(vi) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.3(j) cease to be true and correct.

(g) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Registration Statement referred to in Section 3.3(f)(iii) at the earliest practicable time.

(h) Upon the occurrence of any event contemplated by Section 3.3(e) or 3.3(f)(v), promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i) Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities.

(j) If an underwritten offering is requested pursuant to Section 3.1(b), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company reasonably available to participate in “road shows,” similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. Notwithstanding anything contained herein to the contrary, the Company shall not be required to enter into any underwriting agreement or permit any underwritten offering absent an agreement by the applicable underwriter(s) to indemnify the Company in form, scope and substance as is customary in underwritten offerings by the Company.

(k) Make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, upon reasonable advance notice and during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested (and of the type customarily provided in connection with due diligence conducted in connection with a registered public offering of securities) by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement.

(l) Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange or the NASDAQ Stock Market, as determined by the Company.

(m) If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(n) Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.4 Suspension of Sales. During (i) any Scheduled Black-out Period or (ii) upon receipt of written notice from the Company that a Registration Statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such Registration Statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Scheduled Black-out Period or until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension described in clause (ii) of this paragraph may be in effect in any 180-day period shall not exceed 30 Business Days.

3.5 Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall terminate on the date such securities cease to qualify as Registrable Securities.

3.6 Furnishing Information.

(a) Neither any Investor nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.3 that the Investors and/or the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registered offering of their Registrable Securities.

3.7 Indemnification.

(a) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s direct or indirect partners, members or stockholders and each of such partner’s, member’s or stockholder’s partners, members or stockholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and controlling Persons within the meaning of the Securities Act and each of their respective representatives (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon (i) any untrue statement or alleged untrue statement of material fact contained in any Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto) or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (A) an untrue statement or omission made in such Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee expressly for use in connection with such Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (B) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as such term is defined in Rule 405) that was not authorized in writing by the Company; (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company or any of its subsidiaries in connection with any such registration, qualification, compliance or sale of Registrable Securities; (iii) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities); or (iv) any actions or inactions or proceedings in respect of the foregoing whether or not an Indemnitee is a party thereto, whether such Registration Statement, final prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405) or other document is issued pursuant to this Agreement or otherwise.

(b) In connection with any Registration Statement in which a Holder is participating, each such Holder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person, if any, who controls the Company within the meaning of the Securities Act to the same extent as the foregoing indemnity provided for in Section 3.7(a) from the Company to the Holders, but only to the extent arising out of or based upon information furnished in writing by such Holder, or on such Holder’s behalf, expressly for use in any Registration Statement or any prospectus, including any amendment or supplement thereto. In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds (less underwriting discounts and commissions) received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation.

(c) If the indemnification provided for in this Section 3.7 is unavailable to any Person for whom indemnity may be sought (the “Indemnified Party”) from the Person against whom such indemnity may be sought (the “Indemnifying Party”) with respect to any Losses or is insufficient to hold the Indemnified Party harmless as contemplated therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.7(c) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.7. No Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Indemnifying Party if the Indemnifying Party was not guilty of such fraudulent misrepresentation.

3.8 Assignment of Registration Rights. The rights of the Investors to registration of Registrable Securities pursuant to Section 3.1 (but no other rights hereunder) may be assigned by the Investors to a transferee or assignee of Registrable Securities to which there is transferred to such transferee no less than $100,000,000 in Registrable Securities (with respect to transfers by the Management Blocker, such number shall be $5,000,000); provided, however, that the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.

3.9 Holdback. With respect to any underwritten offering of Registrable Securities by the Investors or other Holders pursuant to this Article III, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 60 days following the effective date of such offering or such longer period up to 90 days as may be requested by the managing underwriter. The Company agrees to cause each of its directors and senior executive officers to execute and deliver, and each Holder also agrees to execute and deliver, customary lockup agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter; provided that each Holder shall not be required to execute and deliver any lockup agreement different in form or substance as any lockup executed by the Company’s directors and senior executive officers.

3.10 Rule 144; Rule 144A Reporting. With a view to making available to the Investors and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act, and if at any time the Company is not required to file such reports, make available, upon the request of any Holder, such information necessary to permit sales pursuant to Rule 144A (including the information required by Rule 144A(d)(4) and the Securities Act);

(c) so long as an Investor or a Holder owns any Registrable Securities, furnish to such Investor or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(d) take such further action as any Holder may reasonably request (including, without limitation (i) making its Chief Executive Officer and Chief Financial Officer reasonably available to potential purchasers in a reasonable manner (by telephone where feasible) and except during periods when the Company has restricted access to investors in accordance with its Regulation FD procedures and other policies and procedures required by applicable law; and (ii) executing a customary engagement letter that will provide for customary indemnification of a placement agent with respect to such placement), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act, and provided that the commission and fees for such placement shall be at the expense of the requesting Holder

3.11 Definitions. As used in this Article III, the following terms shall have the following respective meanings:

(a) “Holder” means the Investors and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 3.8.

(b) “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(c) “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3.

(d) “Registrable Securities” means (A) all Company Common Stock held by the Investors from time to time and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities will cease to constitute Registrable Securities upon the earliest to occur of (i) when they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) following the Closing Date, when they may be sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale, (iii) when they shall have ceased to be outstanding or (iv) when they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one Registration Statement at one time.

(e) “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Article III, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred by the Company in connection with any “road show,” the reasonable fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(f) “Rule 144,” “Rule 144A,” “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(g) “Scheduled Black-out Period” means the period from and including the day three weeks prior to the end of a fiscal quarter to and including the second Business Day after the day on which the Company publicly releases its earnings for such fiscal quarter.

(h) “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).

3.12 Voluntary Forfeiture. At any time, any holder of Registrable Securities (including any Holder) may elect to forfeit its rights set forth in this Article III from that date forward; provided, that a Holder forfeiting such rights shall nonetheless be entitled to participate under Sections 3.1(d)-(f) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 3.5 with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 3.12, any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 3.1(b) or 3.1(d) prior to the date of such Holder’s forfeiture.

ARTICLE IV

DEFINITIONS

4.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Action” means any claim, action, suit, arbitration, litigation or proceeding.

“Affiliate” means, with respect to any Person, any Person who directly or indirectly Controls, is Controlled by, or is under common Control with the specified Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without giving effect to the 60-day limitation on determining beneficial ownership contained in Rule 13d-3(d)), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Blocker Entities” has the meaning set forth in the recitals.

“Board” has the meaning set forth in Section 1.1.

“Board Representative” has the meaning set forth in Section 1.4.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governance Committee” has the meaning set forth in Section 1.4.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Holder Representative” has the meaning set forth in the Merger Agreement.

“Indemnified Party” has the meaning set forth in Section 3.7(c).

“Indemnifying Party” has the meaning set forth in Section 3.7(c).

“Indemnitee” has the meaning set forth in Section 3.7(a).

“Investor” and “Investors” have the meaning set forth in the preamble.

“KC Blocker” has the meaning set forth in the recitals.

“Losses” means all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies.

“Management Blocker” has the meaning set forth in the recitals.

“Mergers” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Pending Underwritten Offering” has the meaning set forth in Section 3.12.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Piggyback Registration” has the meaning set forth in Section 3.1(d).

“Primary Insurer” has the meaning set forth in Section 1.3

“Qualifying Ownership Interest” has the meaning set forth in Section 1.1.

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

“Representatives” has the meaning set forth in the Merger Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Effective Time” has the meaning set forth in the Merger Agreement.

“Secondary Indemnitor” has the meaning set forth in Section 1.3.

“Secondary Insurer” has the meaning set forth in Section 1.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the recitals.

“Shelf Registration Statement” has the meaning set forth in Section 3.1(b).

“Special Registration” has the meaning set forth in Section 3.1(d).

“TMFS” has the meaning set forth in the recitals.

“Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer of, or agreement to transfer, either voluntary or involuntary, any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of such ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Underwriter” means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities.

“Underwritten Offering” means a public offering of securities registered under the Securities Act in which an Underwriter participates in the distribution of such securities.

“VCOC” has the meaning set forth in Section 1.6.

“VCOC Investor” means Warburg Pincus Private Equity X, L.P. and each transferee which is an Affiliate of the Warburg Investor and which acquires shares of Company Common Stock and notifies the Company in writing that it is subject to contractual obligations requiring shares of Company Common Stock to qualify as a venture capital investment within the meaning of Department of Labor “plan asset” regulations or requiring such transferee to use efforts to cause ownership of the shares of Company Common Stock to qualify as a venture capital investment within the meaning of Department of Labor “plan asset” regulations. No such transferee shall be a VCOC Investor on the earlier of (i) the date on which the Warburg Investor no longer holds a Qualifying Ownership Interest, and (ii) the date on which, in the VCOC Investor’s good faith judgment, the provisions of Section 1.6 are no longer required in order for the ownership of the shares of Company Common Stock to qualify as a venture capital investment within the meaning of Department of Labor “plan asset” regulations.

“Voting Securities” means shares of Company Common Stock and any other securities of the Company entitled to vote generally at any annual or special meeting of the Company’s stockholders.

“Warburg Investor” has the meaning set forth in the preamble.

4.2 Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to “$” or “dollars” means United States dollars. The definitions given for terms in this Article IV and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter (including the Merger Agreement) shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. If, and as often as, there is any change in the outstanding shares of Company Common Stock by reason of a share dividend or distribution, or stock split or other subdivision, or in connection with a combination of stock, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization or other similar capital transaction, appropriate anti-dilution adjustments will be made in the provisions of this Agreement so as to fairly and equitably preserve the rights and obligations set forth herein.

ARTICLE V

MISCELLANEOUS

5.1 Term. This Agreement will be effective as of the Closing Date and, except as otherwise set forth herein will continue in effect thereafter until the earlier of (a) the time when no shares of Company Common Stock are held by any Investor or any other Holder and (b) its termination by the consent of all parties hereto or their respective successors in interest.

5.2 Representations and Warranties of the Investors. Each Investor (as to himself or itself only) represents and warrants to the Company and the other Investors that, as of the time such Investor becomes a party to this Agreement: (a) this Agreement has been duly and validly executed and delivered by such Investor and this Agreement constitutes a legal and binding obligation of such Investor, enforceable against such Investor in accordance with its terms; (b) the execution, delivery and performance by such Investor of this Agreement and the consummation by such Investor of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Investor is a party or by which such Investor is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect the Investor’s ability to perform its obligations hereunder and (c) such Investor: (i) is acquiring its shares of Company Common Stock for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” laws, or with any present intention of distributing or selling such shares of Company Common Stock in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the shares of Company Common Stock and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

5.3 Legends; Securities Act Compliance.

(a) The Investors acknowledge that the Shares received in the Mergers, as of the Closing Date, have not been registered under the Securities Act or any state securities laws and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities laws, in each case, to the extent applicable. Each Holder agrees that all certificates, book-entry shares or other instruments representing such Shares or will bear a legend substantially to the following effect:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ISSUED AND SOLD WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES (A “STATE ACT”) IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION UNDER SAID ACTS. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT WITH CERTAIN RESTRICTIONS ON TRANSFER, AND FURTHER CANNOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES UNLESS SUCH SALE, ASSIGNMENT OR OTHER TRANSFER IS (I) MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH EACH APPLICABLE STATE ACT OR (II) EXEMPT FROM, OR NOT SUBJECT TO, THE SECURITIES ACT AND EACH APPLICABLE STATE ACT.

(b) Notwithstanding Section 5.3(a), at the request of an Investor, (i) at such time as the restrictions described in the second sentence of the foregoing legend are no longer applicable to such Investor and (ii) with respect to restrictions that refer to the Securities

Act or other applicable Laws, upon receipt by the Company of an opinion of counsel to the effect that the first sentence of the foregoing legend is no longer required under the Securities Act or other applicable Laws, as the case may be, the Company will promptly cause such legend to be removed from any certificate or book-entry share for any Shares held by such requesting Investor.

5.4 No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that violates or is inconsistent or conflicts with the rights granted to the holders of Registrable Securities in this Agreement.

5.5 Investor Actions. Any action taken by the Investors pursuant to this Agreement shall be by the act of the holders of a majority of the shares of Company Common Stock held by all Investors.

5.6 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of (i) the Company, (ii) the Warburg Investor and (iii) a majority of the Investors (including the Warburg Investor); provided, that any amendment or waiver of this Agreement that is disproportionately adverse to Management Blocker will require the prior written consent of Management Blocker. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

5.7 Successors and Assigns. Except for any assignment by any Warburg Investor to one of its Affiliates, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of (i) the Company, (ii) the Warburg Investor, and (iii) a majority of the Investors (including the Warburg Investor). This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.7 shall be void.

5.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

5.10 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

5.11 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware (or solely if such courts decline jurisdiction in any federal court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each party hereto hereby irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.15.

5.12 WAIVER OF JURY TRIAL. Each party hereto knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No party hereto shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties hereto. No party hereto will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each party hereto certifies that it has been induced to enter into this agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 5.12. No party hereto has in any way agreed with or represented to any other party that the provisions of this Section 5.12 will not be fully enforced in all instances.

5.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 5.11, the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5.11, in addition to any other remedy to which they are entitled at law or in equity.

5.14 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this

Agreement, provided that (i) any Person (other than the Investors) that becomes an Investor shall be an intended third-party beneficiary hereof and (ii) the Persons indemnified under Article III are intended third-party beneficiaries of Article III.

5.15 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one Business Day after being sent by courier or overnight delivery service, three Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile or e-mail and receipt confirmation is received, and shall be directed to the address, facsimile number or e-mail set forth below (or at such other address or facsimile number as such party shall designate by like notice):

If to the Company, to:

Financial Engines
1050 Enterprise Way, 3d floor
Sunnyvale, CA 94089
Attention:	Anne Tuttle Cappel, General Counsel
E-mail:	atuttle@financialengines.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Attention:	Jorge del Calvo
Patrick J. Devine

Facsimile: (650) 233-4545

If to an Investor, to:

WP X Finance, L.P.
Warburg Pincus X Partners, L.P.
c/o Warburg Pincus LLC
450 Lexington Avenue
New York, NY 10017
Attention:	General Counsel
Facsimile:	212-716-8650

TMFS Holdings, Inc.
c/o Adam S. Bold
1744 Stone Canyon Road, Los Angeles, CA 90077.
Attention:	Adam Bold
Email:	adam@adambold.com

Chris Braudis
c/o The Mutual Fund Store
7301 College Blvd., Suite 220
Overland Park, KS 66210
Email: ccbraudis@yahoo.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Mark F. Veblen
Facsimile:	(212) 403-2000

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

FINANCIAL ENGINES, INC.

By:	/s/ Lawrence M. Raffone
	Name:	Lawrence M. Raffone
	Title:	President and Chief Executive Officer

CHRISTOPHER R. BRAUDIS

/s/ Christopher R. Braudis

TMFS HOLDINGS, INC.

By:	/s/ Adam S. Bold
	Name:	Adam S. Bold
Title:

Signature Page to Stockholders Agreement

WP X FINANCE, L.P.

By:		WPX GP, L.P., its managing general partner
By:		Warburg Pincus Private Equity X, L.P., its general partner
By:		Warburg Pincus X, L.P., its general partner
By:		Warburg Pincus X GP L.P., its general partner
By:		WPP GP LLC, its general partner
By:		Warburg Pincus Partners, L.P., its managing member
By:		Warburg Pincus Partners GP LLC, its general partner
By:		Warburg Pincus & Co., its managing member

	By:	/s/ Robert B. Knauss
		Name:	Robert B. Knauss
		Title:	Partner

WARBURG PINCUS X PARTNERS, L.P.

By:		Warburg Pincus X, L.P., its general partner
By:		Warburg Pincus X GP L.P., its general partner
By:		WPP GP LLC, its general partner
By:		Warburg Pincus Partners, L.P., its managing member
By:		Warburg Pincus Partners GP LLC, its general partner
By:		Warburg Pincus & Co., its managing member

	By:	/s/ Robert B. Knauss
		Name:	Robert B. Knauss
		Title:	Partner

Signature Page to Stockholders Agreement

WP FURY HOLDINGS, LLC

By:		WP X Finance, L.P., its managing member
By:		WPX GP, L.P., its managing general partner
By:		Warburg Pincus Private Equity X, L.P., its general partner
By:		Warburg Pincus X, L.P., its general partner
By:		Warburg Pincus X GP L.P., its general partner
By:		WPP GP LLC, its general partner
By:		Warburg Pincus Partners, L.P., its managing member
By:		Warburg Pincus Partners GP LLC, its general partner
By:		Warburg Pincus & Co., its managing member

	By:	/s/ Robert B. Knauss
		Name:	Robert B. Knauss
		Title:	Partner

Signature Page to Stockholders Agreement